AMENDMENT NO. 15
               TO THE LOAN AND SECURITY AGREEMENT
                BETWEEN HUNT VALVE COMPANY, INC.
                AND LASALLE BUSINESS CREDIT, INC.

     This Amendment No. 15 dated as of August 5 , 1995
("Amendment") to the Loan Agreement (defined below) is entered into by and between Hunt Valve Company, Inc. ("Borrower") and LaSalle
Business Credit, Inc. ("LaSalle") (formerly known as StanChart
Business Credit, Inc.).

                       W I T N E S S E T H

     WHEREAS, the Borrower and LaSalle are parties to a Loan and Security Agreement originally dated as of January 30, 1987, as previously amended by amendments through Amendment No. 5 and Restatement of Loan and Security Agreement, dated as of September 27, 1991, by Amendment No. 6, dated as of April 8, 1994, by Amendment No. 7, dated as of September 27, 1994, by Amendment No. 8, dated as of December 16, 1994, by Amendment No. 9, dated as of January 25, 1995, by Amendment No. 10, dated as of February 27, 1995, by Amendment No. 11, dated as of March 27, 1995, by Amendment No. 12, dated as of April 27, 1995, by Amendment No. 13, dated as of June 27, 1995 and by Amendment No. 14, dated as of July 27, 1995 (as amended heretofore and hereafter, the "Loan Agreement") under which the Initial Term shall expire on August 27, 1995;

     WHEREAS, Borrower has requested that LaSalle extend the Expiration Date of the initial term of the Loan Agreement from August 27, 1995 through December 31, 1996 and make certain other amendments in connection therewith;

     WHEREAS, Borrower has represented to LaSalle that Borrower's request for LaSalle's agreement to such extension is conditioned on the revision of the dates and amounts for payment of certain required (mandatory) principal prepayments due from Borrower to the Term Lender under the terms of the Term Notes (and pursuant to the Note Agreement, dated as of August 15, 1991, as amended, under which the Term Notes have been issued);

     WHEREAS, the Term Lender has agreed to revise and extend the due dates of such required (mandatory) prepayments as requested by Borrower;

     WHEREAS, Borrower has acknowledged that its payment of any part of such extended and revised required (mandatory) prepayments to the Term Lender prior to the due dates thereof would constitute an Event of Default under the Loan Agreement;

     WHEREAS, Borrower has requested that LaSalle institute a sub-facility allowing for the issuance of letters of credit;

     WHEREAS, LaSalle has agreed to such amendments to the Loan Agreement, on the terms and conditions set forth in this Amendment, subject to the satisfaction by Borrower as required hereunder of certain preconditions to such waivers and to effectiveness of such amendments as set forth below;

     WHEREAS, terms, unless otherwise defined herein, are used herein with the meanings assigned to them in the Loan Agreement;

     NOW, THEREFORE, in consideration of the mutual promiseS and agreements of the parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I - AMENDMENTS.

     Upon fulfillment of the conditions to effectiveness under
Section III of this Amendment, the Loan Agreement shall be, and is hereby, amended to be and read as follows:

     A. Section 1.26 of the Loan Agreement, the definition of "Expiration Date", shall be amended to read as follows:

     "1.26 The term 'Expiration Date' shall mean December 31, 1996 or such later date as may be agreed by LaSalle and Borrower pursuant to Section 3.1 hereof."

     B. New Sections 1.36A, 1.36B, 1.36C and 1.36D are hereby inserted after Section 1.36 of the Loan Agreement to read as follows:

     " 'L/C Bank' shall mean LaSalle National Bank or any other bank which issues Letters of Credit, as consented to by LaSalle in LaSalle's discretion, which consent shall not be unreasonably withheld.

     'L/C Guaranty' shall mean each and any agreement or arrangement between LaSalle and the L/C Bank indemnifying L/C Bank in connection with the Letters of Credit.

     'L/C Reserve' shall mean the aggregate face value of all Letters of Credit issued by L/C Bank at the request of and for the account of Borrower.

     'Letters of Credit' shall mean any stand-by Letters of Credit which are now or hereafter at any time issued by L/C Bank at the request of and for the account of Borrower, pursuant to the terms of this Agreement, and which have not expired or been cancelled or terminated, including without limitation all Letters of Credit guaranteed or for which LaSalle shall have any obligation under the terms of the L/C Guaranty."

     C. 1.58 The term "Senior Note" shall mean the Senior
Subordinated Promissory Note, dated March 29, 1993, made by the borrower to THV Acquisition Corp. in the original principal amount of $500,000, as amended and restated in the form set forth in Exhibit A hereto.

     D. Section 2.1 is hereby amended by the addition thereto in the eleventh line thereof, immediately before the current provison therein, of the phrase "less the L/C Reserve; . . . . ."

     E. Section 2.1 of the Loan Agreement is hereby amended by the addition thereto of the following paragraph at the end thereof:

     "Subject to the terms and provisions of this Agreement and provided that no Event of Default has occurred, LaSalle may, at Borrower's request and for the account of Borrower, guaranty the payment of, or otherwise indemnify the L/C Bank for, Borrower's reimbursement obligations with respect to, one or more Letters of Credit pursuant to the L/C Guaranty; provided that the aggregate outstanding face amount of the Letters of Credit shall not at any time exceed the lesser of (a) $200,000 and (b) the amount which is available for borrowing as Loans at such time as provided in the first paragraph of Section 2.1 above. The Letters of Credit shall be for purposes of supporting performance bonds on orders given to Borrower and shall be in form and substance satisfactory to LaSalle. Borrower shall reimburse LaSalle, immediately upon demand, in the amount of any payments made by LaSalle to any Person with respect to the Letters of Credit or L/C Guaranty, and until LaSalle shall have been so reimbursed by Borrower, such payments by LaSalle shall be deemed to be Loans. In connection with the Letters of Credit and L/C Guaranty, Borrower hereby indemnifies LaSalle for any payments made by LaSalle with respect to the Letters of Credit or L/C Guaranty and for any taxes (other than income taxes), levies, deductions, charges and costs and expenses incurred by LaSalle with respect to the Letters of Credit or the L/C Guaranty. No letter of Credit shall have an expiration date after the end of the Initial Term or any extension term of this Agreement unless so agreed by LaSalle, and if any such Letter of Credit shall not have expired upon the end of the Initial Term of any extension term of this Agreement or any earlier termination, Borrower shall deposit into a cash collateral account at a bank satisfactory to LaSalle an amount equal to the face amount of any Letters of Credit having an expiration date after the end of the Initial Term or any extension term of this Agreement, which account shall be in the name of LaSalle or LaSalle will have a first perfected security interest therein for purposes of reimbursing LaSalle for any payments made by LaSalle with respect to the Letters of Credit or the L/C Guaranty. Borrower shall pay to LaSalle a Letter of Credit fee with respect to the face amount of each Letter of Credit issued, which fee shall be in an amount equal to 28 per annum, payable monthly in arrears on the first day of each month after issuance. In addition, Borrower shall pay to LaSalle all expenses incurred by LaSalle and the L/C Bank in connection with the issuance, amendment, payment and negotiation of any Letter of Credit, payable on the date incurred by LaSalle or the L/C Bank, including, without limitation, all the standard costs, fees and expenses charged by the L/C Bank or other issuer of a Letter of Credit."

     F. The first paragraph of Section 3.1 of the Loan Agreement shall be amended to read as follows:

     "3.1 This Agreement shall have a term (the 'Initial Term) commencing on the Effective Date and expiring on the Expiration Date of December 31, 1996. As of December 31, 1996 or any other scheduled Expiration Date, the then scheduled Expiration Date may be extended for a period of one (1) year or less only upon mutual written consent of Borrower and LaSalle."

     G. Section 6.3(o) is hereby amended by substitution for the clause specifying permissible management fees beginning in line 9 thereof and currently ending with the date September 30, 1994 in line 13 hereof (but not amending the proviso beginning thereafter) of the following:

     "and Borrower may pay management, consulting, or similar fees to Transtech not to exceed $75,000 during any fiscal quarter ending after September 30, 1991 and on or before December 31, 1994, and $100,000 during any fiscal quarter ending on or after March 31, 1995 and on or prior to the Expiration Date."

     H. Section 6.3(q) of the Loan Agreement is hereby amended by the addition at the end of said Section 6.3(q) of the following sentence:

     "Notwithstanding the foregoing, the base salary of the Chairman of the Board of Directors, Robert Silva, for the Borrower's fiscal year ending December 31, 1995 may be increased to 115% of such base compensation paid for the Borrower's fiscal year ended December 31, 1994 without such excess causing Borrower to violate any other provision of this Section 6.2(q)."

I. Section 6.13 is hereby amended to read in its entirety as follows:

     "6.13 Effective as of January 1, 1995, Borrower shall maintain at all times Adjusted Net Worth in an amount of not less than Four Million Five Hundred Seventy Thousand Four Hundred Dollars ($4,570,400.00). The minimum Adjusted Net Worth provided for herein shall be increased, effective as of the beginning of each fiscal year of Borrower, by an amount equal to eighty percent (80%) of Borrower's after tax profit for the fiscal year just ended and shall be decreased by dividends paid to the extent permitted under
Section 6.3(n)."

     J. Section 6.17 is hereby amended by deletion of the parenthetical phrase "(if this Agreement should be extended hereafter by mutual agreement of Borrower and LaSalle at LaSalle's discretion)" after the phrase "Each fiscal quarter thereafter" from the provision in Section 6.17 setting the minimum EBITDA at $700,000 per each fiscal quarter of the Borrower thereunder.

     K. Section 14 (ii) of the Loan Agreement shall be amended by substitution of the amount of "$500" therein as the amount of reimbursements to LaSalle for audit charges per person day for the current amount of "$450" therein, but said Section 14 shall otherwise not be amended.

SECTION II - RENEWAL FEE.

     Borrower shall pay to LaSalle a renewal fee in the amount of $8,000, which shall be earned and payable on the date hereof.

SECTION III - CONDITIONS OF EFFECTIVENESS OF THIS AMENDMENT.

     This Amendment shall not be effective unless and until:

     (a) execution of this Amendment by the parties listed as signatories below;

     (b) execution and delivery of a Company General Certificate for Borrower, including as Exhibits Borrower's current Certificate of Incorporation and current By-laws (or statements that they have not been changed since the date of the last Company General Certificate delivered to LaSalle by Borrower), resolutions of Borrower's Board of Directors adopting this Amendment and related instruments and documents and relevant good standing certificates;

     (c) delivery of a Reaffirmation of the Amended and Restated
Guaranty of HVHC, Inc.;

     (d) delivery to LaSalle of an executed copy of an agreement between the Term Lender and Borrower revising the amount and extending the due dates of certain required (mandatory) prepayments due by Borrower to the Term Lender as set forth on Exhibit B hereto, consenting to the extension by LaSalle of the expiration date of the Loan Agreement, and to the extension of the due date of Borrower's principal and other obligations pursuant to such extension of the expiration date, from August 27, 1995 to December 31, 1996, amending the reference to August 3, 1995 to January 3, 1997 under Section 2.4 of the Note Agreement, and otherwise in form and substance satisfactory to LaSalle;

     (e) delivery to LaSalle of an amended and restated Subordinated Note in form and substance satisfactory to LaSalle, such Subordinated Note to provide that no payments of principal or interest may be made thereon prior to December 31, 1996, except that prepayments of principal may be made at the time payments are permitted to be made and are made to the Term Lender as set forth on Exhibit B hereto, in the proportions for each payment as a percentage of the then principal face amount of such Note which are the same as the proportions that each of such permitted payments to the Term Lender are as a percentage to the total principal amount then due to the Term Lender; and

     (f) delivery of any other agreements, consents, filings or other documents relating to the Loan Agreement and documents delivered thereunder which are reasonably requested by LaSalle in relation to this Amendment.

SECTION IV - GENERAL.

     (a) Except as herein amended or modified, the Loan Agreement, as previously amended, shall remain unchanged and in full force and effect and is hereby ratified, approved, and confirmed in all respects.

     (b) After the date hereof all references in the Loan Agreement to "Agreement", "hereof", or the like shall refer to the Loan
Agreement as herein amended or modified.

     (c) Borrowers agree to furnish to LaSalle upon request, such resolutions, opinions, certificates, documents and assurances which LaSalle may request in connection with this Amendment.

     (d) This Amendment shall be binding upon Borrowers and LaSalle and their respective successors and assigns, and shall inure to the benefit of LaSalle and Borrowers and their respective successors and assigns.

     (e) This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     (f) This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

     Dated as of the date and year first above written.

                                   HUNT VALVE COMPANY, INC.

                                   By:    /s/ Robert V. Silva
                                   Title: Chairman


                                   LASALLE BUSINESS CREDIT, INC.

                                   By:
                                   Title: